DIRTT Announces Promotion of Richard Hunter to President

and Chief Operating Officer

CALGARY, Alberta, September 11, 2024 – DIRTT Environmental Solutions Ltd. (TSX: DRT) (OTC: DRTTF)(“DIRTT”), a global leader in industrialized construction, today announced the promotion of Richard Hunter to the role of President and Chief Operating Officer, effective immediately. This newly created executive leadership role reflects the company’s continued focus on growth and excellence in manufacturing.

Mr. Hunter has served as the Chief Operating Officer of DIRTT since August of 2022, and will continue in that position alongside his new responsibilities. As President, he will focus on defining and implementing the company’s corporate strategy, growing talent, leading technology and furthering innovation.

“Richard’s visionary leadership has already had a significant impact on DIRTT during his tenure,” said Benjamin Urban, CEO of DIRTT. “He has driven operational efficiencies that have improved gross margins, optimized procurement and improved manufacturing delivery and quality. I look forward to his continued contributions as we advance DIRTT’s commercial strategy and drive revenue growth.”

Mr. Hunter brings more than 30 years of transformational operations and manufacturing experience with a track record of helping to increase revenue, build efficiency and develop high-performing talent with companies including General Motors, Danaher, Crane and Forterra.

“DIRTT’s accomplishments these past two years are nothing short of amazing and are a direct result of having such outstanding employees,” said Mr. Hunter. “I am extremely grateful and honored to lead such a great team. I look forward to continuing to advance our “Journey to Excellence” initiatives, setting the industry benchmark for modular construction manufacturing.”

ABOUT DIRTT

DIRTT is a leader in industrialized construction. DIRTT's system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT's system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol "DRT".

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com